Exhibit 3.1

Articles of Amendment
To the Articles of Incorporation
of
Alliqua, Inc.

Adopted
Pursuant to Section 607.10025(2) of the
Florida Business Corporation Act
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Pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, Alliqua, Inc., a corporation organized and existing under and by virtue of the Florida Business Corporation Act, does hereby certify that it has adopted the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is Alliqua, Inc. (the “Corporation”).

SECOND:  The Corporation’s Articles of Incorporation, as amended, are hereby amended so that each forty three and seventy-five one hundredths (43.75) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, by deleting ARTICLE V in its entirety and substituting the following in lieu thereof:

“The Corporation shall have the authority to issue 45,714,286 shares of common stock, par value $0.001 per share.  The Corporation shall have the authority to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

Simultaneously with the effective time stated in this amendment (the  “Effective Time”), and without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into the fraction of a fully paid and nonassessable share of Common Stock calculated by dividing one by forty-three and seventy five hundredths (1/43.75) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Share Combination”).

No fractional shares of Common Stock shall be issued upon the Share Combination.  Whether or not fractional shares would have been issuable (but for the preceding sentence) upon the Share Combination shall be determined based on the total number of shares of Common Stock held by each holder.  In lieu of any fractional interests in shares of Common Stock to which any shareholder would otherwise be entitled pursuant hereto (but for the preceding sentences), any fractional shares resulting from the Share Combination shall be rounded down to the nearest whole share if the fraction is less than .5 and shall be rounded up to the nearest whole share if the fraction is .5 or greater.”

THIRD:  The Amendment  to  the  Articles of  Incorporation of  the  Corporation  effected by these Articles of Amendment was duly authorized and adopted by the Board of Directors of the  Corporation  without shareholder action in  accordance  with the  provisions  of  Section 607.10025(2) of the Florida Business Corporation Act.  The date of the amendment’s adoption by the Board of Directors of the Corporation was November 12, 2013.

FOURTH:  Shareholder action was not required under the provisions of Section 607.10025(2) of the Florida Business Corporation Act.  The Amendment to the Articles of Incorporation of the Corporation effected by these Articles of Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

FIFTH:  The effective time of this amendment is 5:00 pm Eastern Standard Time on November 18, 2013.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged by its Chief Financial Officer on this 13th day of November, 2013.

ALLIQUA, INC.

By:	/s/ Brian Posner
Brian Posner
Chief Financial Officer